Exhibit 99.1
Exterran Partners Completes Acquisition of
Additional Assets from Exterran Holdings
HOUSTON, August 12, 2010 — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has completed its previously announced acquisition of certain assets from Exterran Holdings.
The acquired assets included contracts serving 43 customers of Exterran Holdings and its affiliates, together with approximately 580 compressor units used to provide compression services under those contracts, representing approximately 255,000 horsepower, or approximately 6% (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners.
Exterran Partners financed the acquisition entirely with the issuance of 8,206,863 common units and 167,075 general partner units to affiliates of Exterran Holdings.
About Exterran Holdings and Exterran Partners
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has over 10,000 employees and operates in over 30 countries.
Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings indirectly owns a majority interest in Exterran Partners.
For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.